Exhibit 10.2

June 27, 2025

Ryan Jones

Via email

Dear Ryan:

This letter (the “Agreement”) sets forth the terms and conditions of your separation from Kyverna Therapeutics, Inc. (the “Company”). In order to facilitate a smooth transition of your duties, this Agreement also sets forth the terms of your continued service as a strategic advisor to the Company for a transition period.

1. Advisory Services. Commencing as of June 30, 2025 (the “Advisor Date”), the Company will continue your full-time employment as a strategic advisor to Marc Grasso, M.D. through August 8, 2025 (the “Advisor Period”). During the Advisor Period, you shall provide such assistance to Dr. Grasso as he may reasonably request from time to time, primarily relating to the transition and transfer of your prior services. As compensation for your services during the Advisor Period, the Company shall continue to provide you with your current salary ($375,000 annually), you will continue to vest in your outstanding equity compensation, and you will remain eligible for benefits on the same basis as any other full-time employee. For the avoidance of doubt, during the Advisor Period your employment continues to be “at will” and may be terminated by either you or the Company at any time and for any reason. Notwithstanding the duration of the Advisor Period specified above, the Advisor Period may be extended by mutual written agreement of you and the Company. You agree that, effective as of the Advisor Date, you have resigned from (a) all positions that you held with the Company or any of its subsidiaries and affiliates, including, without limitation, officer, manager or director, but excluding your continued services as an employee pursuant to the terms of this Agreement, and (b) all fiduciary positions (including as a trustee) you held with respect to any employee benefit plans or trusts established by the Company or any affiliate. You agree to execute any additional documents consistent with the foregoing resignations that the Company may reasonably request.

2. Termination Payments. Subject to your continued compliance with the terms of this Agreement, so long as prior to August 8, 2025 (1) your employment does not terminate as a result of your voluntary resignation unless otherwise agreed to by the parties, and (2) your employment is not terminated by the Company for “Cause” (as defined herein), and subject to you signing this Agreement a second time within 30 days following the termination of your employment by you or by the Company (such date of termination of employment referred to herein as the “Separation Date”), and allowing it to become effective and irrevocable, (collectively, the “Preconditions”), then, the Company shall provide you with the following severance benefits:

(a) Continued payment of base salary for nine (9) months (but with amounts accruing from the Separation Date and accrued amounts paid no later than the second regularly scheduled Company payroll date after this re-executed Agreement becomes irrevocably effective and with payments continuing thereafter in accordance with the Company’s standard payroll schedule);

(b) if you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as described in Section 3 below, the Company shall pay the entire COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the Separation Date until the earliest of (i) the close of the 9-month period following the Separation Date, (ii) the expiration of your eligibility for the continuation coverage under COBRA, and (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease;

(c) solely for purposes of Company stock option vesting and expiration, but subject to you continuing to comply with your obligations to the Company, you shall be deemed to remain a continuous service provider and continue to vest in your outstanding equity compensation until the later of nine (9) months following the Separation Date or April 30, 2026; and

(d) on the date of payment of accrued base salary pursuant to clause (a) above, you also shall be paid your 2025 target bonus amount (40% of base salary of $375,000, or $150,000), pro-rated for days elapsed from January 1, 2025, through the Separation Date; and

(e) the Company will directly pay, within 30 days of submission of invoices, your actual, reasonable and documented attorneys’ fees incurred in connection with the negotiation and documentation of this Agreement, not to exceed $15,000 without the Company’s prior written consent.

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each installment payment is intended to be a separate payment, the collective payments are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be interpreted consistent with that intent.

For purposes of this Agreement, “Cause” means (a) your material breach of any agreement between you and the Company which breach, if curable (as determined by the Board), is not cured within thirty (30) days after your receipt of written notice from the Board; (b) your material failure to comply with the Company’s written policies or rules which failure, if curable (as determined by the Board) is not cured within thirty (30) days after your receipt of written notice from the Board; (c) your conviction of, or your plea of “guilty” or “no contest” to, a felony; (d) your gross miconduct which is materially and demonstrably injurious to the Company; (e) your continuing failure to undertake good faith efforts to perform assigned duties that are consistent with your position (other than any such failure resulting from incapacity due to physical or mental illness) after receiving written notification of the failure from the Board and, if curable (as determined by the Board), a 30-day opportunity to cure such failure and a reasonable opportunity to present to the Board your position regarding any dispute relating to the existence of such failure; (f) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; or (g) any intentional act that has a material detrimental effect on the Company’s reputation or business, unless such action was taken with the expectation that such ation was in the Company’s best interests. For avoidance of doubt, as of the execution of this Agreement, the Company is not aware of any facts or circumstances that would constitute Cause to terminate your employment.

3. Health Insurance. Your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by COBRA or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date, at the Company’s expense as provided under Section 2(b) above and thereafter at your own expense for such period as applicable law may provide.

4. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any stock options that are vested as of the Separation Date or vest in accordance with Section 2(c) above.

5. Expense Reimbursements. You agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the applicable date you have executed this Agreement, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Release of Claims.

(a) General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign (or, following the termination of the Advisor Period, re-sign) this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment or service with the Company or the termination of that employment or service; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period (of not fewer than 5 business days) in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) No Discrimination Claims. You represent that you are under the age of 40 and that you have no basis to assert that the Company has discriminated against you for any reason, including, without limitation, on the basis of age, gender, national original, religion, or sexual orientation.

(d) Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e) Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Certificate of Incorporation and Bylaws of the Company, the Indemnification and Advancement Agreement between the parties dated January 31, 2024 and/or any valid fully executed indemnification agreement with the Company (“Indemnification Agreement”), applicable law, or applicable insurance policies, including directors and officers liability insurance, employment practices liability insurance or other policies covering fiduciary claims; (ii) any claims that cannot be waived by law; (iii) any claims for breach of this Agreement; (iv) any claims arising after you sign (or, following the termination of the Advisor Period, re-sign) this Agreement; (v) any claims arising under this Agreement; and (vi) any claims for unpaid amounts specified in Section 4 above.

(f) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

7. Return Of Company Property. Upon your second execution of this Agreement, you represent that you have returned to the Company all Company documents (and all copies thereof) and other Company property previously in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You represent that you have made a diligent search to locate any such documents, property and information. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement.

8. Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

9. Non-disparagement. You agree not to disparage the Company, its officers, directors, employees, stockholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. The Company agrees, in turn, that it will not, in any authorized corporate communications to third parties, and it will direct the members of the Company’s Board of Directors (the “Board”) and the Company’s executive officers, not to disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that the Company, as well as members of the Board and its executive officers, may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.” In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.

10. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion (e.g., subpoena or court order) (with any expenses to object borne solely by the Company) or as expressly permitted under the section of this Agreement entitled “Protected Rights”, Section 6(f)) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11. Cooperation. You agree to reasonably cooperate with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

12. No Admissions. The parties agree that this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other or to any other person, and that the parties make no such admission.

13. Representations. Upon your second execution of this Agreement, you hereby represent that except as expressly provided in this Agreement, you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14. Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense, provided that the arbitrator may award reimbursement of your legal fees as part of an arbitration decision. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) have authority to hear and decide any dispositive motion practice, consistent with the rules of the Federal Rules of Civil Procedure; and (c) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees and the cost of the arbitrator. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15. Miscellaneous. This Agreement, including Exhibit A and your Indemnification Agreeement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. In addition, you must re-execute this Agreement following the termination of the Advisor Period and such re-execution must become effective and irrevocable no later than thirty (30) days following the termination of the Advisor Period in order for you to receive the severance benefits described in Section 2. The Company will have no obligation to provide such benefits if this Agreement does not become effective and irrevocable within the applicable timeframes set forth above.

[Signature page follows]

We wish you the best in your future endeavors.

Sincerely,

By:	/s/ Warner Biddle
Warner Biddle
Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Ryan Jones
Ryan Jones

Date: June 28, 2025

Re-execution (second execution) following the termination of the Advisor Period:

Ryan Jones

Date

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT